CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (hereafter referred to as the “Registration Statement”) of AIM Sector Funds (Invesco Sector Funds) of our reports dated June 22, 2022, relating to the financial statements and financial highlights of Invesco American Value Fund and Invesco Value Opportunities Fund, which appear in AIM Sector Funds (Invesco Sector Funds)’s Annual Report on Form N-CSR for the year ended April 30, 2022. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Houston, Texas September 22,2022